CHAMPION ENTERPRISES, INC.
              CORPORATE OFFICER STOCK PURCHASE PLAN
                     (Effective July 1, 1998)

                        TABLE OF CONTENTS

                                                              Page
ARTICLE I - Establishment and Purpose. . . . . . . . . . . . . .1
1.1  Establishment and Purpose . . . . . . . . . . . . . . . . .1
1.2  Applicability . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II - Definitions . . . . . . . . . . . . . . . . . . . .1
2.1  Account Balance . . . . . . . . . . . . . . . . . . . . . .1
2.2  Beneficiary . . . . . . . . . . . . . . . . . . . . . . . .1
2.3  Change in Control . . . . . . . . . . . . . . . . . . . . .1
2.4  Code. . . . . . . . . . . . . . . . . . . . . . . . . . . .2
2.5  Company . . . . . . . . . . . . . . . . . . . . . . . . . .2
2.6  Compensation. . . . . . . . . . . . . . . . . . . . . . . .2
2.7  Corporate Officer . . . . . . . . . . . . . . . . . . . . .2
2.8  Deferred Compensation Committee . . . . . . . . . . . . . .2
2.9  Disability. . . . . . . . . . . . . . . . . . . . . . . . .2
2.10 Employer. . . . . . . . . . . . . . . . . . . . . . . . . .2
2.11 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . .2
2.12 Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . .2
2.13 Participant . . . . . . . . . . . . . . . . . . . . . . . .2
2.14 Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . .2
2.15 Plan Year . . . . . . . . . . . . . . . . . . . . . . . . .2
2.16 Spouse. . . . . . . . . . . . . . . . . . . . . . . . . . .2
2.17 Vested Account Balance. . . . . . . . . . . . . . . . . . .3

ARTICLE III - Eligibility and Participation. . . . . . . . . . .3
3.1  Eligibility and Participation . . . . . . . . . . . . . . .3
3.2  Duration. . . . . . . . . . . . . . . . . . . . . . . . . .3
3.3  Revocation of Future Participation. . . . . . . . . . . . .3
3.4  Notification. . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE IV - Benefits, Form of Payment and Compensation Reduction
     Agreements . . . . . . . . . . . . . . . . . . . . . . . . 3
4.1  Deferred Compensation Benefit . . . . . . . . . . . . . . .3
4.2  Payment of Benefits . . . . . . . . . . . . . . . . . . . .3
4.3  Form of Payment . . . . . . . . . . . . . . . . . . . . . .3
4.4  Compensation Reduction Agreements . . . . . . . . . . . . .4
4.5  Prohibition Against Compensation Reduction Agreement
     Modifications . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE V - Account Balance, Stock Purchase and Vesting. . . . .4
5.1  Account Balance . . . . . . . . . . . . . . . . . . . . . .4
5.2  Stock Purchase. . . . . . . . . . . . . . . . . . . . . . .4
5.3  Vesting . . . . . . . . . . . . . . . . . . . . . . . . . .5

ARTICLE VI - Disability Benefit, Death Benefit, and Special
     Withdrawals . . . . . . . . . . . . . . . . . . . . . . . .5
6.1  Disability Benefit. . . . . . . . . . . . . . . . . . . . .5
6.2  Death Benefit . . . . . . . . . . . . . . . . . . . . . . .5
6.3  Hardship Withdrawal . . . . . . . . . . . . . . . . . . . .5
6.4  In-Service Withdrawal . . . . . . . . . . . . . . . . . . .6
6.5  Change in Control . . . . . . . . . . . . . . . . . . . . .6

ARTICLE VII - Administration . . . . . . . . . . . . . . . . . .6
7.1  Plan Administration . . . . . . . . . . . . . . . . . . . .6
7.2  Deduction of Taxes from Amounts Payable . . . . . . . . . .6
7.3  Indemnification . . . . . . . . . . . . . . . . . . . . . .6
7.4  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .7
7.5  Delegation of Authority . . . . . . . . . . . . . . . . . .7
7.6  Binding Decisions or Actions. . . . . . . . . . . . . . . .7

ARTICLE VIII - Amendment and Termination . . . . . . . . . . . .7
8.1  Amendment and Termination . . . . . . . . . . . . . . . . .7
8.2  Constructive Receipt Termination. . . . . . . . . . . . . .7
8.3  Amendment or Termination After Change in Control. . . . . .7

ARTICLE IX - Funding . . . . . . . . . . . . . . . . . . . . . .8
9.1  General Assets. . . . . . . . . . . . . . . . . . . . . . .8
9.2  Rabbi Trust . . . . . . . . . . . . . . . . . . . . . . . .8
9.3  Change in Control . . . . . . . . . . . . . . . . . . . . .8

ARTICLE X - General Conditions . . . . . . . . . . . . . . . . .8
10.1 Anti-assignment Rule. . . . . . . . . . . . . . . . . . . .8
10.2 No Legal or Equitable Rights or Interest. . . . . . . . . .9
10.3 Applicable Plan Provisions. . . . . . . . . . . . . . . . .9
10.4 No Employment Contract. . . . . . . . . . . . . . . . . . .9
10.5 Headings. . . . . . . . . . . . . . . . . . . . . . . . . .9
10.6 Invalid or Unenforceable Provisions . . . . . . . . . . . .9
10.7 Governing Law . . . . . . . . . . . . . . . . . . . . . . .9

                    CHAMPION ENTERPRISES, INC.
              CORPORATE OFFICER STOCK PURCHASE PLAN
                     (Effective July 1, 1998)


                            ARTICLE I
                    Establishment and Purpose


1.1 Establishment and Purpose. Champion Enterprises, Inc. hereby adopts the Champion Enterprises, Inc. Corporate Officer Stock Purchase Plan (the "Plan"), effective as of July 1, 1998 (the "Effective Date"). The purpose of the Plan is to provide each Participant in the Plan with an opportunity to defer receipt of annual and periodic bonuses. The Company shall be referred to hereinafter as "Employer." The Plan is intended to benefit a select group of management or highly compensated employees of the Employer within the meaning of Sections 201, 301, and 401 of ERISA, and to therefore be exempt from the requirements of Parts 2, 3, and 4 of Title I of ERISA.

1.2 Applicability. The provisions of the Plan shall apply only to a person who retires from the Employer, terminates employment, dies, or incurs total and permanent disability on or after the Effective Date and shall not apply to any person not in the active employment of the Employer on or after the Effective Date.


                            ARTICLE II
                           Definitions


2.1 Account Balance. Account Balance means the value of each Participant's deferred compensation account balance under the Plan determined in accordance with Section 5.1.

2.2 Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.2 to receive benefits under and in accordance with provisions of the Plan. The Participant's estate shall be the Beneficiary if:

     (a) the Participant has not designated a natural person or trust as Beneficiary, or

     (b)  the designated Beneficiary has predeceased the Participant.

2.3 Change in Control. Change in Control means the occurrence of any of the following events: (1) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent or more of the outstanding Common Stock of the Company in a single transaction or a series of related transactions within a one-year period; (2) a sale of all or substantially all of the assets of the Company to any person, firm or corporation; or (3) a merger or similar transaction between the Company and another entity if shareholders of the Company do not own a majority of the voting stock of the corporation surviving the transaction.

2.4 Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.5 Company. Company means Champion Enterprises, Inc. (and its designated subsidiaries).

2.6 Compensation. Compensation means, for purposes of this Plan, annual bonuses.

2.7 Corporate Officer. Corporate Officer means an officer subject to the short swing profit restrictions under Section 16(b) of the Securities and Exchange Act of 1934 and who is a member of a select group of management or highly compensated employees selected by the Deferred Compensation Committee to participate in this Plan and who timely elects to participate in this Plan.

2.8 Deferred Compensation Committee. Deferred Compensation Committee means the Chief Financial Officer ("CFO"), Chief Human Resources Officer and General Counsel, who shall serve until the earlier of termination of employment or appointment of a replacement by the Chief Executive Officer.

2.9 Disability. Disability means that a Participant had been determined to have incurred total and permanent disability, as defined by the long-term disability ("LTD") group plan to which the Participant belongs at the date of total and permanent disability.

2.10 Employer. Employer means Champion Enterprises, Inc. (and its designated subsidiaries).

2.11 ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.12 Fiscal Year.  Fiscal Year means January 1 through December 31.

2.13 Participant. Participant means a Corporate Officer who meets the requirements for eligibility under Section 3.1.

2.14 Plan. Plan means the Champion Enterprises, Inc. Corporate Officer Stock Purchase Plan, as documented herein and as may be amended thereafter.

2.15 Plan Year.  Plan Year means January 1 through December 31.

2.16 Spouse. Spouse means the person married to the Participant at the date benefits become payable under the Plan.

2.17 Vested Account Balance. Vested Account Balance means that portion of a Participant's Account Balance as adjusted in accordance with the vesting requirements of Section 5.3.


                           ARTICLE III
                  Eligibility and Participation


3.1 Eligibility and Participation. Persons eligible to participate in this Plan are limited to Corporate Officers (i.e., officers designated as such by the Board of Directors on November 15 prior to the plan year).

3.2 Duration. Any person who became a Participant shall continue to be a Participant as long as he or she is entitled to benefits hereunder.

3.3 Revocation of Future Participation. The Deferred Compensation Committee may revoke a Participant's eligibility to make future compensation deferrals under this Plan. Such revocation will not affect in any manner a Participant's Account Balance or other terms of this Plan.

3.4 Notification. A Participant shall be notified by the Deferred Compensation Committee, in writing, of his or her eligibility to participate in this Plan.


                            ARTICLE IV
 Benefits, Form of Payment and Compensation Reduction Agreements


4.1 Deferred Compensation Benefit. Each Participant who retires or terminates employment with an Employer and its subsidiaries shall be entitled to a deferred compensation benefit equal to his or her Vested Account Balance (as determined in accordance with Sections 5.1 and 5.3) as of the end of the month in which retirement or termination of employment occurs.

4.2 Payment of Benefits. Benefits are payable in shares of Champion Enterprises, Inc. Common Stock (except fractional shares to be paid in cash) authorized exclusively by the 1995 Stock Option and Incentive Plan upon the earlier of termination of employment with the Employer, retirement, death (see Section 6.2), or Disability (see Section 6.1), or a Change in Control (see Sections 2.3 and 6.5).

4.3  Form of Payment.  A Participant may timely elect to have benefits paid:
     (a) in a single lump sum; or (b) in annual installment payments for a five, ten, fifteen, or twenty year period, as selected by the Participant. The Deferred Compensation Committee may, at its discretion modify a Participant's election to have benefits paid in annual installments to a single lump sum. If a Participant elects to have benefits paid in annual installments, the annual payment will be determined by dividing the Account Balance prior to such payment by the number of remaining installments. The Account Balance will continue to be adjusted in accordance with Section 5.1 during the installment payment period.

4.4 Compensation Reduction Agreements. Deferrals made under the Plan must be made in accordance with a written compensation reduction agreement. Deferral elections shall be made in writing on a compensation reduction agreement form provided by the Deferred Compensation Committee for that purpose. Annual bonus deferral elections shall be made no later than November 15 of the Fiscal Year to which such annual bonus relates. A compensation reduction agreement shall designate the amount to be deferred in whole percentages of Compensation and/or as a dollar amount. The maximum annual bonus deferral in any Fiscal Year is limited to the lesser of 50% of the total bonus earned or $500,000. A compensation reduction agreement shall specify the form of distribution for deferrals made during the Plan Year to which the compensation reduction agreement applies. To be effective, a compensation reduction agreement must be received and approved by the Deferred Compensation Committee.

4.5 Prohibition Against Compensation Reduction Agreement Modifications. A Participant shall make a compensation reduction election as to the deferral amount and form of payment. Such election is irrevocable except that a Participant may modify such election as to the form of payment prior to a termination of employment provided that a change to have benefits paid in annual installments from a single lump sum must be made at least twelve (12) months prior to the Participant's date of termination. A new election as to the form of payment will supercede all prior elections and apply to all past deferrals made under the Plan. A Participant may not modify a compensation reduction agreement during a Plan Year by changing the amount of the compensation reduction except that a Participant may completely revoke a compensation reduction election for a particular year subject to approval by the Deferred Compensation Committee. In such event, the Participant will not be eligible to make a subsequent compensation reduction election for that same Plan Year.


                            ARTICLE V
           Account Balance, Stock Purchase and Vesting


5.1 Account Balance. A Participant's Account Balance shall be credited with amounts deferred pursuant to compensation reduction agreements and further credited or debited based on the investment return (dividends, appreciation or depreciation) attributed to Champion Enterprises, Inc. Common Stock.

5.2 Stock Purchase. A Participant's compensation deferrals will be invested by the Company in shares of Champion Enterprises, Inc. Common Stock authorized exclusively by the 1995 Stock Option and Incentive Plan.
     Such stock purchases are eligible for a 30% discount such that the purchase price of each share will equal 70% of stock price as quoted on the New York Stock Exchange on the purchase date.

5.3 Vesting. A Participant's Vested Account Balance is the Account Balance as provided in Section 5.1 adjusted for and subject to the following vesting schedule applied to each particular compensation deferral and resulting share purchase:

          Less than one year of service following deferral   0%
          One year of service following deferral            25%
          Two years of service following deferral           50%
          Three years of service following deferral              100%

     If a Participant voluntarily terminates employment or is involuntarily terminated by the Company during the three year vesting period, the Vested Account Balance will be determined by a) the number of purchased shares (after consideration of the discount pursuant to Section 5.2) multiplied by the applicable vesting percentage above and valued at the current (last day of the month) share price in accordance with Section 4.1, plus b) the remainder of the purchased shares valued at the lesser of the original purchase price (after consideration of the discount pursuant to Section 5.2) or the current share value. All amounts will automatically be fully vested upon a Participant's death, disability, normal retirement or a change in control.


                            ARTICLE VI
    Disability Benefit, Death Benefit, and Special Withdrawals


6.1 Disability Benefit. At the election of an eligible Employee who terminates employment with a Disability, any optional form of payment that has been timely elected shall be made.

6.2 Death Benefit. In the event that a Participant dies before or after retirement, the Participant's Beneficiary shall be entitled to payment of a single lump sum equal to the Participant's Account Balance as of his or her date of death.

6.3 Hardship Withdrawal. Prior to termination of employment, a Participant may request a payment under the Plan if the Participant experiences a financial hardship. A "financial hardship" is an unanticipated emergency that is caused by an event beyond the control of a Participant and that would result in severe financial hardship to the Participant if early withdrawal were not permitted, including, but not limited to, college tuition. The Employer in its sole discretion, will determine whether a Participant has experienced a financial hardship. The amount of any payment on account of financial hardship is limited to the amount of the severe financial need which cannot be met with other resources of the Participant.

6.4 In-Service Withdrawal. Prior to termination of employment, a Participant may request a payment under the Plan as an In-Service Withdrawal. A distribution to a Participant in the form of an In-Service Withdrawal may not exceed 90% of the Participant's Account Balance. All In-Service Withdrawals are subject to a mandatory Account Balance forfeiture equal to 10% of such withdrawal. Forfeitures will remain the property of the Employer, and the Participant's Account Balance will be reduced accordingly. In-Service Withdrawals must be approved by the Employer upon review by the Deferred Compensation Committee.

6.5 Change in Control. Notwithstanding anything in the Plan to the contrary, each Participant shall have the right within six (6) months following a Change in Control to receive an immediate payment of such Participant's Account Balance, provided that the amount payable to such Participant shall be reduced by a penalty in the amount of ten (10%) percent of such Account Balance. For purposes of this Section 6.5, a Participant's Account Balance shall be valued as of the last day of the month in which such request is received by the Deferred Compensation Committee, and payment shall be made within thirty (30) days following such valuation date.


                           ARTICLE VII
                          Administration


7.1 Plan Administration. This Plan shall be administered by the Deferred Compensation Committee, which shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

7.2 Deduction of Taxes from Amounts Payable. The Employer may deduct from the amount to be distributed under the Plan such amount as the Employer, in its sole discretion, deems proper for the payment of income, employment, death, succession, inheritance, or other taxes with respect to benefits under the Plan.

7.3 Indemnification. Each Employer shall indemnify and hold harmless each employee, officer, or director of an Employer to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by an Employer. Notwithstanding the foregoing, an Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Employer consents in writing to such settlement or compromise.

7.4 Expenses. The expenses of administering the Plan shall be paid by the Employer.

7.5 Delegation of Authority. In the administration of this Plan, the Deferred Compensation Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

7.6 Binding Decisions or Actions. The decision or action of the Deferred Compensation Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.


                           ARTICLE VIII
                    Amendment and Termination


8.1 Amendment and Termination. The Plan is intended to be permanent, but the Deferred Compensation Committee may at any time modify, amend, or terminate the Plan, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued (and any form of payment elected) as of the date of any such modification, amendment, or termination, without the consent of the Participant. The Deferred Compensation Committee shall be permitted upon Plan termination to pay each Participant (without such Participant's consent) a lump sum in the amount of such Participant's Account Balance as of the date of such Plan termination.

8.2 Constructive Receipt Termination. Notwithstanding anything contrary in the Plan, if any Participant receives a deficiency notice from the United States Internal Revenue Service asserting constructive receipt of amounts payable under the Plan, the Deferred Compensation Committee, in its sole discretion, may terminate the Plan or such Participant's participation in the Plan.

8.3 Amendment or Termination After Change in Control. Notwithstanding anything to the contrary in the Plan, the Plan shall not be amended or terminated without the prior written consent of affected Participants for a period of six (6) months following a Change in Control and shall not thereafter amend or terminate the Plan in any manner which affects any Participant who commences receiving payment of benefits under the Plan prior to the end of such six (6) month period following a Change in Control.


                            ARTICLE IX
                             Funding


9.1 General Assets. All benefits under this Plan shall be paid directly from the general funds of the Employer, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Employee, Spouse or Beneficiary shall have any right, title or interest whatever in or to any investments which the Employer may make to aid the Employer in meeting obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between an Employer and any Employee, Spouse, or Beneficiary.

9.2 Rabbi Trust. To the extent that any person acquires a right to receive payments from the Employer hereunder, such rights shall be no greater than the right of an unsecured creditor of the Employer.
     Notwithstanding the foregoing, the Company will establish a grantor type trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefit.

9.3 Change in Control. Upon a Change in Control, as defined in Section 2.3, the Company shall as soon as possible, but in no event longer than 30 days following the Change in Control, make an irrevocable contribution to a Rabbi Trust (referenced in Section 9.2) in an amount that is sufficient to pay each Participant or Beneficiary the promised benefit to which the Participant or Beneficiary would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred.


                            ARTICLE X
                        General Conditions


10.1 Anti-assignment Rule. No interest of any Employee, retired employee, Spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through an Employee, retired employee, Spouse or Beneficiary. If any attempt is made to alienate, pledge or charge any such interest or any such benefit for any debt, liabilities in tort or contract, or otherwise, of any Employee, retired employee, Spouse, or Beneficiary, contrary to the prohibitions of the preceding sentence, then the Deferred Compensation Committee in its discretion may suspend or forfeit the interests of such person and during the period of such suspension, or in case of forfeiture, the Deferred Compensation shall hold such interest for the benefit of, or shall make the benefit payments to which such person would otherwise be entitled to the designated Beneficiary or to some member of such Employee's, retired employee's Spouse's or Beneficiary's family to be selected in the discretion of the Deferred Compensation Committee. Similarly, in cases of misconduct, incapacity or disability, the Deferred Compensation Committee, in its sole discretion, may make payments to some member of the family of any of the foregoing to be selected by it or to whomsoever it may determine is best fitted to receive or administer such payments.

10.2 No Legal or Equitable Rights or Interest. No Employee and no other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of his employer. The right and power of the Company to dismiss or discharge any Employee is expressly reserved.

10.3 Applicable Plan Provisions. The rights under this Plan or an Employee who retires or leaves the service of the Company at any time, and the rights of anyone entitled to receive any payments under the Plan by reason of the death of such Employee, shall be governed by the provisions of the Plan in effect on the date such Employee retires or leaves the service of the Company, except as otherwise specially provided in this Plan.

10.4 No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and an Employer.

10.5 Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

10.6 Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

10.7 Governing Law. The laws of the State of Michigan shall govern the construction and administration of the Plan.


     IN WITNESS WHEREOF, the Company has executed this Plan this 27th day of October, 1998.



                                   CHAMPION ENTERPRISES, INC.



                                   By:
                                   Its:

                                   ATTEST:

           CONSENT IN LIEU OF A SPECIAL MEETING OF THE
                 DEFERRED COMPENSATION COMMITTEE

     WHEREAS, the undersigned, being all the members of the Deferred Compensation Committee established pursuant to the Corporate Officer Stock Purchase Plan (the "Committee"), desire that the action expressed in the following resolutions be taken.

     NOW, THEREFORE, the undersigned consent to the actions expressed in the following resolutions as of the date set forth below:

     WHEREAS, the Board of Directors of Champion Enterprises Inc., a Michigan corporation (the "Corporation"), established the Corporation Officer Stock Purchase Plan (the "Plan") effective as of July 1, 1998; and

     WHEREAS, pursuant to the authority granted to it in Section 8.1 of the Plan, the Deferred Compensation Committee now desires to amend the Plan to provide that shares of the Corporation's Common Stock payable under Plan need not be authorized exclusively by the Corporation's 1995 Stock Option and Incentive Plan.

     NOW, THEREFORE, IT IS RESOLVED, that Section 4.2 of the Plan be amended and restated as follows:

     "Payment of Benefits. Benefits are payable in shares of Champion Enterprises Inc. Common Stock (except fractional shares to be paid in cash) upon the earlier of termination of employment with the Employer, retirement, death (see Section 6.2), or Disability (see Section 6.1), or a Change in Control (see Sections 2.3 and 6.5)."

     RESOLVED, FURTHER, that Section 5.2 of the Plan be amended and restated as follows:

     "Stock Purchase. A Participant's compensation deferrals will be invested by the Company in shares of Champion Enterprises Inc. Common Stock. At the discretion of the Deferred Compensation Committee, such Common Stock may or may not be authorized by one of Champion Enterprises Inc.'s stock option plans. Such stock purchases are eligible for a 30% discount such that the purchase price of each share will equal 70% of the stock price as quoted on the New York Stock Exchange on the purchase date."

This consent is executed as of January 1, 1999.

Chief Financial Officer:           /s/ Joseph H. Stegmayer
                                   Joseph H. Stegmayer

Chief Human Resources Officer:          /s/ Hugh Beswick
                                   Hugh Beswick

General Counsel:                        /s/ John J. Collins, Jr.
                                   John J. Collins, Jr.